As filed with the Securities and Exchange Commission on May 23, 2025

Registration No. ________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEAN ENERGY FUELS CORP.

(Exact name of registrant as specified in its charter)

Delaware	33-0968580
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4675 MacArthur Court, Suite 800

Newport Beach, CA 92660
(Address, including zip code, of Principal Executive Offices)

Clean Energy Fuels Corp.

Amended and Restated 2024 Performance Incentive Plan

(Full title of the plan)

Andrew J. Littlefair

President and Chief Executive Officer

Clean Energy Fuels Corp.

4675 MacArthur Court, Suite 800

Newport Beach, CA 92660

(949) 437-1000

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

James W. Sytsma

Vice President, General Counsel and Corporate Secretary

Clean Energy Fuels Corp.

4675 MacArthur Court, Suite 800

Newport Beach, CA 92660

(949) 437-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Clean Energy Fuels Corp. Amended and Restated 2024 Performance Incentive Plan (the “Plan”) and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Item 1.	Plan Information

Not applicable.

Item 2.	Registrant Information and Employee Plan Annual Information

Not applicable.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of Clean Energy Fuels Corp. (the “Company” or “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on February 24, 2025 (Commission File No. 001-33480);

(b)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 8, 2025, that are incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024 (Commission File No. 001-33480);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2025, filed with the Commission on May 8, 2025 (Commission File No. 001-33480);

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 27, 2025, Commission File No. 001-33480 and only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder); and

(e)	The description of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 24, 2022 (Commission File No. 001-33480), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by James W. Sytsma. Mr. Sytsma is the Vice President, General Counsel and Corporate Secretary of the Company and is compensated by the Company as an employee. Mr. Sytsma owns or has the right to acquire an aggregate of less than 1% of the Company’s Common Stock and is eligible to receive awards under the Plan.

Item 6.	Indemnification of Directors and Officers

Our certificate of incorporation provides that a director of ours will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law (the “DGCL”). Our bylaws also provide for indemnification by us, to the fullest extent permitted by law, of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or at our request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our bylaws also provide that, to the extent authorized from time to time by our board of directors, we may provide indemnification to any one or more employees and other agents of ours to the extent and effect determined by our board of directors to be appropriate and authorized by the DGCL. Our bylaws also permit us to purchase and maintain insurance for the foregoing, and we currently and expect to continue to maintain such insurance. In addition, our bylaws provide that the provisions thereof are not exclusive of other rights to which any person seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or applicable provisions of the DGCL, and we have entered into a contract with each of our directors and officers providing for indemnification of each such person by us to the full extent authorized or permitted by law, subject to certain limited exceptions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	Amended and Restated 2024 Performance Incentive Plan. (Filed as Annex A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on April 8, 2025 (Commission File No. 001-33480) and incorporated herein by this reference.)

5	Opinion of Counsel (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on May 23, 2025.

CLEAN ENERGY FUELS CORP.

By:	/s/ Andrew J. Littlefair
Andrew J. Littlefair
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Andrew J. Littlefair and Robert M. Vreeland, and each of them, acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him or her and in his or her name, place, and stead, in any and all capacities, any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement as the attorney-in-fact and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew J. Littlefair	President and Chief Executive Officer	May 23, 2025
Andrew J. Littlefair	(Principal Executive Officer)

/s/ Robert M. Vreeland	Chief Financial Officer	May 23, 2025
Robert M. Vreeland	(Principal Financial and Principal Accounting Officer)

/s/ Stephen A. Scully	Director	May 23, 2025
Stephen A. Scully

/s/ Lizabeth Ardisana	Director	May 23, 2025
Lizabeth Ardisana

/s/ Karine Boissy-Rousseau	Director	May 23, 2025
Karine Boissy-Rousseau

/s/ Patrick J. Ford	Director	May 23, 2025
Patrick J. Ford

/s/ Mathieu Soulas	Director	May 23, 2025
Mathieu Soulas

/s/ Vincent C. Taormina	Director	May 23, 2025
Vincent C. Taormina